Exhibit 99.1

INVESTOR CONTACT:

Endologix, Inc.

Vaseem Mahboob, CFO

(949) 595-7200

Endologix Announces Equity Financing of $52 Million and Debt Restructuring Addressing 2020 Maturities and Financial Covenants

•	The Company reports preliminary revenue for the first quarter ending March 31, 2019 of at least $35 million

•	The Company reiterates financial guidance for 2019

•	Transactions expected to close on or about April 3rd

•	Endologix management to host conference call today at 8:30 a.m. ET

IRVINE, California, April 1, 2019 -

Endologix, Inc. (Nasdaq: ELGX) (the “Company”), a developer and marketer of innovative treatments for aortic disorders, today announced that it has entered into a definitive agreement to raise approximately $52 million gross cash proceeds through the issuance of approximately 7.9 million new shares of the Company’s common stock at a purchase price of $6.61 per share. The Company’s net proceeds, after payment of estimated financial advisor fees but before other transaction expenses, is expected to be approximately $49 million. The primary use of this capital will be for working capital and general corporate purposes.

In a separate transaction, the Company also entered into an exchange agreement with two holders of the Company’s 3.25% Senior Convertible Notes due 2020 (the “3.25% Notes”), pursuant to which these investors exchanged an aggregate of approximately $73 million of 3.25% Notes plus accrued interest for approximately $67 million of 5.0% Convertible Senior Notes due 2024 (the “5.0% Notes”) at the rate of $900 principal amount of 5.0% Notes for every $1000 principal amount of 3.25% Notes. This agreement will replace the Company’s existing 3.25% Convertible Senior Notes due 2020 for those investors.

The Company and Deerfield also agreed to amend their existing facility agreement and credit agreement to, among other things, extend near-term mandatory amortization payments, provide for certain conversion rights and obligations pertaining to the Company’s debt to Deerfield, and provide Endologix with certain covenant relief with respect to certain of its existing revenue and global excess liquidity covenants.

“Today’s announcement represents another step forward for Endologix. The transactions announced today will allow us to focus our efforts on continued execution while investing in bringing evidence-driven products to market,” said John Onopchenko, Chief Executive Officer of Endologix, Inc. “Our supportive partners worked diligently with us to structure these transactions, and I am proud of our team’s persistence in getting this agreement finalized, ensuring that we can continue to deliver innovation to patients in need.”

Vaseem Mahboob, Chief Financial Officer of Endologix, Inc., commented, “The financing announced today will strengthen our balance sheet and provide us with a clear path to achieving operating cash flow breakeven in 2021. We are excited to continue working towards re-establishing durable, predictable growth in the markets we serve. We will remain focused on managing operating expenses while increasing commercial productivity and strategically investing in innovative therapies and related clinical studies for the treatment of AAA.”

DLA Piper and Jefferies LLC served as legal counsel and financial advisor to the Company, respectively.

The Company is reporting preliminary revenue for the first quarter ending March 31, 2019 of at least $35 million. The Company is reiterating its previously communicated full-year 2019 revenue guidance of at least $140 million.

The Company’s management will be hosting a conference call today at 8:30 a.m. ET to discuss the financing transactions. Details on the conference call are provided below.

Equity Financing

March 31, 2019, the Company, Inc. entered into a purchase agreement with select institutional investors and certain other accredited investors, including members of the Company’s management and board of directors, whereby the Company agreed to issue and sell to the investors, and the investors agreed to purchase, an aggregate of 7,889,552 shares of the Company’s common stock at a price per share of $6.61, for an aggregate cash purchase price of approximately $52.15 million. For any investor whose purchase of the equity shares would result in its beneficially owning in excess of 19.99% of the shares of the common stock outstanding immediately after giving effect to the issuance, in lieu of issuing the blocked shares which such investor would have received, the Company will issue to such investor a pre-paid warrant to purchase shares of common stock equal to the number of blocked shares that would have been received for the equity offering price per share. Each pre-paid warrant will be exercisable upon issuance, provided that such exercise does not result in the issuance of blocked shares, and will expire ten years from the date of issuance. The Company currently expects the conditions to closing contemplated by the purchase agreement to be satisfied, and the closing contemplated thereunder, to take place on or about April 3, 2019.

Convertible Note Exchange

On March 31, 2019, the Company and two investors holding $73.355 million of the principal amount of the Company’s 3.25% Convertible Senior Notes due 2020 entered into an exchange agreement providing for the exchange of the holders’ existing notes for new 5.00% Voluntary Convertible Senior Notes due 2024 and new 5.00% Mandatory Convertible Senior Notes due 2024. The exchanging holders will receive $900 principal amount of new notes for every $1000 principal amount of existing notes plus accrued interest exchanged pursuant to the exchange agreement. The Company will issue $25.0 million of principal amount of the new mandatory notes and $42.02 million of principal amount of the new voluntary notes to the holders. The Company currently expects the conditions to closing contemplated by the exchange agreement to be satisfied, and the closing contemplated thereunder to take place, on or about April 3, 2019.

The new voluntary notes and new mandatory notes will be governed by separate indentures, each dated as of the closing of the exchange, by and between the Company and Wilmington Trust, National Association, as trustee. The new notes will accrue interest at a rate of 5.00% per year, payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2019. The new notes will mature on the anniversary of the closing date in 2024, unless earlier purchased, redeemed or converted in accordance with the terms of the indenture.

The new voluntary notes will be convertible at the option of each holder into shares of common stock at any time on or after July 1, 2020, but prior to the close of business on the business day immediately preceding January 1, 2024, provided that, except if the Company undergoes a fundamental change (as defined in the new voluntary notes Indenture) and for certain other customary circumstances of conversion, each holder may not convert more than 30% the initial aggregate principal amount of his or her outstanding new voluntary notes per calendar quarter. Thereafter, until the close of business on the business day immediately preceding the maturity date, the new voluntary notes will be convertible at the option of the holder at any time regardless of the conditions described in this paragraph. The initial conversion rate of the new voluntary notes in a voluntary conversion is 0.12103 shares of the Company’s common stock per $1.00 principal amount of the new notes, which is equivalent to an initial conversion price per share equal to 125% of the equity offering price. The conversion rate is subject to adjustment upon the occurrence of certain specified events. Except if the Company undergoes a fundamental change (as defined in the new voluntary notes indenture) and for certain other customary circumstances of conversion, in no event prior to the close of business on the business day immediately preceding January 1, 2024 may the new voluntary notes be converted in a calendar quarter unless the closing sale price of the Company’s common stock for at least twenty trading days during the period of thirty consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 110% of the equity offering (subject to adjustment upon the occurrence of certain specified events).

The new mandatory notes provide for the mandatory conversion of $1,666,666 of the aggregate principal amount each calendar month for fifteen consecutive months beginning on the calendar month beginning with May 1, 2019, if and only if at the end of the prior calendar month the trailing average volume weighted average price (VWAP) of the last five trading days of the prior calendar month is greater than 100% of the equity offering Price. In the event of a mandatory conversion, $1,666,666 of the new mandatory notes would mandatorily convert at a conversion rate of 0.15129 shares of the Company’s common stock per $1.00 principal amount of the new notes, which is equivalent to a price per share equal to the equity offering price. The new mandatory notes will be convertible at the option of each holder into shares of common stock at the voluntary conversion price at any time prior to the close of business on the business day immediately preceding January 1, 2024, provided that, except if the Company undergoes a fundamental change (as defined in the new mandatory notes indenture) and for certain other customary circumstances of conversion, each holder may not convert more than 30% of the initial aggregate principal amount of his or her outstanding new mandatory note per calendar quarter, and provided further, that (i) voluntary conversions may be effected only if the voluntary conversion threshold has been achieved and (ii) a voluntary conversion may not take place in the same calendar quarter as a mandatory conversion. Thereafter, until the close of business on the business day immediately preceding the maturity date, the new mandatory notes will be convertible at the option of the holder at any time regardless of the conditions described in this paragraph.

The indentures will provide that in no event may a holder convert, whether in a voluntarily conversion or a mandatory conversion or otherwise, into shares of common stock if such conversion would result in the holder beneficially owning more that 9.5% of the Company’s outstanding common stock.

Amendment to Deerfield Facility Agreement

On March 31, 2019, the Company entered into a second amendment to Amended and Restated Facility Agreement and First Amendment to Amended and Restated Guaranty and Security Agreement with Deerfield Private Design Fund IV, L.P. and certain of its related funds and affiliates, dated August 9,

2018, as amended by that certain First Amendment to Amended and Restated Facility Agreement, dated November 20, 2018. The facility amendment provides for, among other things, the reduction in the global excess liquidity covenant from $22.5 million to $17.5 million and the reduction of the minimum net revenue financial covenants. In addition, the percentage of the $120.0 million of first out waterfall loans due on April 2, 2021 decreased from 33.33% to 16.67% of the first out waterfall loans outstanding on such date, while the percentage of the remainder of the first out waterfall loans due on April 2, 2022 remained at 50% of the first out waterfall loans outstanding on such date.

The facility agreement provides for the exchange of the existing notes representing the first out waterfall loans for amended notes that provide that in the event that, in any calendar month beginning April 1, 2019 and ending June 30, 2020, if (A)(i) the arithmetic mean of the volume weighted average prices of the Company’s common stock (VWAP) on the five consecutive trading days ending on the 15th calendar day (or, if not a trading day, the first trading day thereafter) and (ii) the closing price for the Company’s common stock on the mandatory conversion measurement date, both exceed $6.625 (as may be adjusted to reflect certain events) and (B)(i) the VWAP on the five consecutive trading days ending on (and including) the third trading day immediately prior to the mandatory conversion measurement date and (ii) the closing price for the Company’s common stock on the initial mandatory conversion measurement date both exceed the fixed conversion price, Deerfield shall be obligated to convert $1,666,666 of the principal amount of the loan into shares of common stock at a fixed conversion price of $6.625, up to a maximum aggregate amount of $25.0 million over the mandatory conversion period.

Deerfield also has the option to convert up to an additional $50.0 million of the Company’s outstanding debt at the greater of the fixed conversion price and 85% of the arithmetic average of the volume weighted average price of the Company’s common stock on each of the fifteen consecutive trading days prior to the conversion date. The Company has the option to require conversion of the voluntary conversion amount (less the amount of prior voluntary conversions) if the Company’s 15-day VWAP is greater than 175% of the fixed conversion price. The first amendment waterfall notes also provide that in no event may Deerfield convert, whether voluntarily or mandatorily, into shares of common stock if such conversion would result in Deerfield beneficially owning more that 4.985% of the Company’s outstanding common stock. The first out waterfall notes also revises Deerfield’s existing right to convert a portion of the outstanding principal amount of the first-out waterfall loan into a maximum of 1,430,000 shares of the Company’s common stock from the current conversion price of 96% of the arithmetic average of the volume weighted average price of the Company’s common stock on each of the three consecutive trading days prior to the conversion date to the greater of (i) the fixed conversion price or (ii) the 96% VWAP price.

Further, the facility amendment also provides, upon the effectiveness, for an increase of $5,000,000 in the amounts payable to the holders of the first out waterfall notes as a fee upon termination (or reduction, or required reduction, of the outstanding amounts under the first out waterfall notes to less than $10,000,000) under the facility agreement and to reimburse Deerfield for all expenses incurred by Deerfield in connection with the negotiation and documentation of the facility amendment. Also, the existing right of the Company to satisfy interest payments on the first out waterfall loans with up to 250,000 shares of its common stock has been removed.

The facility amendment is conditioned upon completion of the financing with gross proceeds to the Company of at least $40.0 million and the closing of the transactions contemplated by the exchange agreement, amongst other conditions. Accordingy, it is expected to become effective on or about April 3, 2019.

In connection with entry into the facility amendment, the Company is amending warrants to purchase 647,001 shares of common stock previously issued to Deerfield pursuant to the Company’s prior facility agreement with Deerfield dated, April 3, 2017 and warrants to purchase 875,001 shares of common stock previously issued in August 2018 to Deerfield pursuant to the facility agreement in order to reduce the exercise price of the warrants to the equity offering price. All other material terms and conditions of the warrants will remain the same.

Amendment to Deerfield Credit Agreement

On March 31, 2019, the Company entered into a Second Amendment to Credit Agreement and First Amendment to Guaranty and Security Agreement with Deerfield ELGX Revolver, LLC and certain of its affiliates, dated August 9, 2018, as amended by that certain first amendment to credit agreement, dated November 20, 2018. The credit amendment includes conforming revisions to reflect the changes in the facility amendment. In addition, the credit amendment extends the maturity date of the credit agreement to the earlier of (i) April 2, 2023 or (ii) the date the loans pursuant to the facility agreement have been repaid in full.

Conference Call Information

The Company’s management will host a conference call today at 8:30 a.m. ET (5:30 a.m. PT) to discuss the financing transactions.

To participate in the conference call, dial 877-407-9716 (domestic) or 201-493-6779 (international) and enter the passcode 13689366.

This conference call will also be webcast and can be accessed from the “Investors” section of the Company’s website at www.endologix.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

A recording of this call will also be available from 11:30 a.m. ET on Monday, April 1, 2019, until 11:59 p.m. ET on Monday, April 8, 2019. To hear this recording, dial 844-512-2921 (domestic) or 412-317-6671 (international) and enter the passcode 13689366.

About Endologix, Inc.

The Company develops and manufactures minimally invasive treatments for aortic disorders. The Company’s focus is in endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA).

AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once an AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. For more information, visit www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System and Ovation Alto® Abdominal Stent Graft System, the Company’s next generation Ovation system device, are approved only as investigational devices and are not currently approved for commercial purposes in any market.

Forward Looking Statements

This press release contains certain forward-looking information about Endologix, Inc. that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations regarding its capital raising efforts, including the closing of the equity offering, the convertible note exchange, and the amendments to the Company’s credit facility and related guaranty and security and the Company’s intended use of proceeds. All such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, which could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to, risks related to continued market acceptance of the Company’s products; the success of the Company’s restructuring and strategic initiatives; the success of clinical trials relating to the Company’s products; the Company’s product research and development efforts; uncertainty in the process of obtaining and maintaining regulatory approval for the Company’s products; the Company’s ability to protect its intellectual property rights and proprietary technologies; and other economic, business, competitive and regulatory factors. Please refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018, for more detailed information regarding these risks and uncertainties, as well as other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Endologix undertakes no obligation to update or review any forward- looking statements in this press release to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.